May 20, 2013

Dear Gavin:
It is our pleasure to offer you the position of Chief Financial Officer and Executive Vice President with Affymetrix, reporting to Frank Witney, Chief Executive Officer. This letter confirms our mutual understanding of the terms and conditions regarding your transfer to the US. Your compensation and benefits package is designed to provide you with a level of income and benefits that is fair and market competitive. We have also taken into consideration the additional costs that you may reasonably anticipate as a result of relocating to the US. You will have up to August 31, 2013 to complete your relocation.

1) TOTAL COMPENSATION

A.	Base Salary - Your annual base pay will be $330,000 (USD). You will continue to be eligible for salary review under the Company program.

B.
Target Variable - You will be eligible to participate in the Affymetrix Annual Bonus Program with a bonus target equal to 50% of annual base salary. The actual bonus amount is determined each year by the Compensation Committee of the Board of Directors based on corporate achievement — financial performance and corporate goals — and your individual goal achievement. Bonus awards are subject to applicable withholding of taxes and 401(k) contributions (if enrolled).

C.
Equity - You will also be granted two equity awards that are solely attributable to the performance of services as the CFO of Affymetrix following your date of completion of your relocation to the US (the "Transfer Date"), and does not relate to performance of services prior to your Transfer Date. The grants will occur during the first open window following your Transfer Date. The first is a stock option grant of 90,000 shares of common stock of Affymetrix. The second is a grant of 25,000 restricted shares of common stock of Affymetrix. These shares are not stock options, but rather fully paid shares of restricted stock. Both grants will vest 25% per year over a four (4) year period beginning on your grant date, provided that you continue to be an employee of Affymetrix on such anniversary dates.

2) RELOCATION COSTS

A.
Temporary Housing, Exploratory Visit, and Relocation Expenses - Managed by Affymetrix's relocation partner, NRi, the Company will reimburse you for three (3) months of temporary housing costs up to $5,000 per month, with a maximum total of $15,000. We will also reimburse you for the cost of one (1) exploratory visit to the Bay Area for you and the family to give you an overview of Bay Area communities, with a maximum total of $10,000.

To help you through your move to the US you will also be reimbursed, upon submission of receipts, up to $25,000 for any relocation expenses that you may incur. The taxable portion of these expenses will be grossed up for relevant tax based on advice provided by our tax partner, KPMG LLP.

B.
Immigration - Managed by our immigration partner, Jackson & Hertogs, we will cover the cost of immigration services for yourself and your family. Affymetrix will work with you to obtain the required US work permit and any other documentation that is required to legally work and reside in the US. You must comply with all applicable immigration laws of the US.

3) TAXATION

A.
Tax Protection - Managed by our tax partner, KPMG LLP, you will be tax protected on income from equity grants that were awarded to you prior to your move to the US. This tax protection will expire when all of the equity awards granted to you prior to your transfer to the US have vested. This clause implies that you will pay no more tax (income and social tax combined) than you would have paid in the UK on these grants if vested or exercised. You will be personally responsible for actual worldwide tax on other Affymetrix income and personal investment income.

The purpose of providing tax protection is to ensure that your overall income tax liability on your pre-transfer grants does not exceed the amount you would have paid if you remained in the UK on the vest or exercise of these grants.

If unforeseen circumstances create an unreasonable tax impact for you on your other sources of income existing on the date of this letter, Affymetrix will review a mutually acceptable approach, to alleviate the tax burden. An example of such a situation would be previously tax free UK source income (currently existing) becoming subject to tax in the UK or US. This offer to review such situations will expire by December 31, 2016.

Reimbursements of tax between Affymetrix and you will be calculated by KPMG on the annual tax equalization calculations. Settlement of the reimbursement will be due within 60 days after the completion of the tax calculation.

Affymetrix will provide you with contact information for a KPMG representative. It is your responsibility to contact this representative to discuss Affymetrix's tax policy and procedures and your personal tax situation prior to accepting this offer. It is also your obligation to adhere to all applicable tax regulations of both the UK and US, to cooperate fully with and to provide complete and accurate information to the tax preparation specialists in a timely manner, and to sign and file the required tax returns by the specified due dates.

B.
Tax Preparation - KPMG will conduct meetings with you to discuss the UK and US tax requirements. They will also assist you with completing certain tax forms, which should be returned as soon as possible. Each year, they will also prepare your home and host tax returns and equalization calculations. Such tax preparation services will be provided at Affymetrix's expense until December 31, 2016 (covering the UK tax years of 2013/2014, 2014/2015, and 2015/2016; and the US tax years of 2013, 2014 and 2015). Any additional income tax returns such as spousal tax returns, gift tax returns will not be covered by Affymetrix.

C.
KMPG Services — Services from KPMG are only available to answer your questions concerning UK and US tax issues that relate to your Affymetrix employment assignment in the US. Communication or consultation (via email or phone) outside of these guidelines will require written pre-approval from HR Partner. Any costs incurred by Affymetrix that are not pre-approved as described above will be your sole responsibility.

Please accept our personal congratulations on this well-deserved recognition of your continuing excellent contributions and commitment to Affymetrix.

Congratulations and best wishes!

Sincerely,

/s/ Camellia Ngo
Camellia Ngo
SVP, Human Resources

Letter Acceptance:

/s/ Gavin Wood